UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 18, 2019 (January 17, 2019)

Pandora Media, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35198	94-3352630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 Franklin Street, Suite 700

Oakland, CA 94612

(Address of principal executive offices, including zip code)

(510) 451-4100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On September 23, 2018, Pandora Media, Inc. (“Pandora”) entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Sirius XM Holdings Inc., a Delaware corporation (“Sirius XM”), and White Oaks Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Sirius XM (“Merger Sub”). On October 25, 2018, Sirius XM Radio Inc., a wholly-owned subsidiary of Sirius XM (“Sirius XM Radio”), Billboard Holding Company, Inc., a wholly-owned subsidiary of Pandora (“New Holding Company”), and Billboard Acquisition Sub, Inc., a wholly-owned subsidiary of New Holding Company (“Holdco Merger Sub”) entered into a joinder agreement to become parties to the Merger Agreement. Pursuant to the Merger Agreement, and subject to the terms and conditions set forth in the Merger Agreement, Holdco Merger Sub will merge with and into Pandora (the “holding company merger”), with Pandora surviving the holding company merger as a wholly-owned subsidiary of New Holding Company. Immediately following the holding company merger, Pandora will be converted into a limited liability company (the “conversion”). Immediately following the conversion, Merger Sub will merge with and into New Holding Company (the “merger”), with New Holding Company surviving the merger as a wholly-owned subsidiary of Sirius XM. Immediately following the merger, New Holding Company with merge with and into Sirius XM Radio (the “Sirius XM Radio merger” and, together with the holding company merger, the conversion and the merger and the other transactions contemplated by the Merger Agreement, the “transactions”), with Sirius XM Radio surviving the Sirius XM Radio merger, whereupon the separate existence of New Holding Company will cease and Pandora will be a wholly-owned subsidiary of Sirius XM Radio.

Following the announcement of the Merger Agreement, as of the date of this Current Report on Form 8-K, eight purported class action complaints have been filed on behalf of Pandora’s stockholders against Pandora and its directors and one complaint has been brought by an individual holder of Pandora common stock; six of these matters in the United States District Court for the Northern District of California, two in the United States District Court for the District of Delaware, and one in the Superior Court of California for the County of Alameda. The complaints are captioned as follows: Kapela v. Pandora Media, Inc., et al. (N.D. Cal.); Knapp v. Pandora Media, Inc., et al. (N.D. Cal.); Gallant v. Pandora Media, Inc., et al. (N.D. Cal.); Thompson v. Pandora Media, Inc., et al. (N.D. Cal.); Dawson v. Pandora Media, Inc., et al. (N.D. Cal.); Raul v. Pandora Media, Inc., et al. (N.D. Cal.); Sciabacucchi v. Pandora Media, Inc., et al. (D. Del.); Staab v. Pandora Media, Inc., et al. (D. Del.); and Irvin v. Pandora Media, Inc., et al. (Cal. Sup. Ct.). The Kapela, Sciabacucchi, and Dawson matters also name Sirius XM and Merger Sub as defendants. The Irvin matter has been dismissed without prejudice. We refer to these nine actions collectively as the “Merger Litigation”.

Pandora believes that the claims asserted in the Merger Litigation are without merit and supplemental disclosures are not required or necessary under applicable laws. However, in order to avoid the risk of the Merger Litigation delaying or adversely affecting the transactions and to minimize the costs, risks and uncertainties inherent in litigation, and without admitting any liability or wrongdoing, Pandora is voluntarily supplementing the Proxy Statement as described in this Current Report on Form 8-K. In consideration for these supplemental disclosures, plaintiffs in the actions have agreed to voluntarily dismiss the actions. Pandora and the other named defendants deny that they have violated any laws or breached any duties to Pandora’s stockholders. Pandora and the other named defendants are providing these supplemental disclosures solely to eliminate the burden and expense of litigation and to avoid any possible disruption to the merger that could result from further litigation. Nothing in this Current Report on Form 8-K shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, Pandora specifically denies all allegations in the Merger Litigation that any additional disclosure was or is required.

These supplemental disclosures will not affect the merger consideration to be received by stockholders of Pandora in connection with the transactions or the timing of the special meeting of the stockholders of Pandora scheduled for January 29, 2019, at 9:00 a.m. Pacific time, at Cathedral of Christ the Light Event Center, Conference Room AB, 2121 Harrison St., Oakland, CA 94612. The Pandora board of directors continues to recommend that Pandora stockholders vote “FOR” the merger agreement proposal and “FOR” the other proposals being considered at the special meeting.

Supplemental Disclosures to Proxy Statement in Connection with the Merger Litigation

The following disclosures in this Current Report on Form 8-K supplement the disclosures contained in the Proxy Statement filed on December 20, 2018 in connection with the transactions (the “Proxy Statement”), which is available on the Internet site maintained by the Securities and Exchange Commission (the “SEC”) at http://www.sec.gov. The following disclosures should be read in conjunction with the disclosures contained in the Proxy Statement, which in turn should be read in its entirety. To the extent that information in this Current Report on Form 8-K differs from or updates information contained in the Proxy Statement, the information in this Current Report on Form 8-K shall supersede or supplement the information in the Proxy Statement. All page references are to the Proxy Statement and terms used below, unless otherwise defined, shall have the meanings ascribed to such terms in the Proxy Statement.

1)

The disclosure in the section entitled “The Transaction” under the heading “Background of the Transactions”, beginning on page 38 of the Proxy Statement, is hereby amended by replacing the paragraph that begins “On April 18” with the paragraph below (with new text in underline):

“On April 18, 2018, the Pandora board of directors resumed its meeting from the prior day and, after a closed session, the full Pandora board of directors was joined by Pandora’s management, representatives of Sirius XM, and representatives from Sidley Austin. Members of Pandora’s management updated the Pandora board of directors on current audience trends with respect to the company’s services, the marketing plan for 2018 and the closing of the company’s acquisition of AdsWizz. Pandora’s management also updated the Pandora board of directors on the company’s recent and forecasted financial performance and Pandora’s management’s plans for refinancing the company’s outstanding convertible debt to extend the maturity of the notes and improve Pandora’s liquidity. After discussion, the Pandora board of directors approved the exchange of the company’s 1.75% convertible senior notes due 2020 for a new series of notes and authorized a Transaction Committee to determine the terms of the new notes, the selection of financial advisors and the terms of the exchange. Pandora’s management also reviewed with the Pandora board of directors its proposed plans regarding enhanced operational efficiency and the status of ongoing negotiations of the company’s music content-licensing agreements. Messrs. Meyer and Frear and the representatives of Sirius XM departed. Mr. Maffei then discussed with the Pandora board of directors his views of other audio industry participants and potential consolidation opportunities. Mr. Maffei then left the meeting, representatives of Centerview joined the meeting and the Pandora board of directors continued the meeting with Pandora’s management and representatives of Sidley Austin and Centerview in attendance. Sidley Austin reviewed with the Pandora board of directors its fiduciary obligations with respect to any consolidation transaction and the various roles that Sirius XM and Liberty Media could play in such a transaction. Representatives from Centerview also provided business and strategic observations and the Pandora board of directors engaged in a lengthy discussion, focusing on the recent activities of Sirius XM and Liberty Media and Centerview’s perspective on their investment objective (including the possibility that Sirius XM and/or Liberty Media could decide to pursue a transaction with another audio entertainment industry participant in lieu of an acquisition of Pandora), the company’s pending acquisition of AdsWizz and the proposed convertible note exchange. After the discussion, the Pandora board of directors determined that it would continue to pursue its existing strategy and pending transactions (including the convertible note exchange).”

2)

The disclosure in the section entitled “The Transaction” under the heading “Background of the Transactions”, beginning on page 38 of the Proxy Statement, is hereby amended by replacing the paragraph that begins “On August 23” with the paragraph below (with new text in underline):

“On August 23, 2018, Mr. Maffei informed Mr. Pruzan that Sirius XM may be willing to explore a transaction at a price of $9.75 per share. Mr. Maffei suggested that if the Company were not interested in engaging in a transaction, Sirius XM would evaluate the continuing strategic value of its minority investment in Pandora, including the value of negotiations with third parties that would be interested in pursuing a joint streaming audio strategy and whether to continue to invest executive time and resources on the Pandora board of directors.”

3)

The disclosure in the section entitled “The Transaction” under the heading “Background of the Transactions”, beginning on page 38 of the Proxy Statement, is hereby amended by adding a new penultimate paragraph on page 51, immediately preceding the paragraph that begins “On October 24, 2018”:

“Beginning on September 24, 2018, representatives of Centerview and LionTree began outreach to the potential acquirers to be contacted during the go-shop period, as discussed at the September 23, 2018 board meeting and described above. Of the 40 potential parties to be contacted, 30 were strategic parties and 10 were financial sponsors. The list of potential parties to be contacted was developed by Centerview, LionTree and members of the Pandora board and management, based on their professional judgment. Initial outreach efforts were made to 34 of the parties on September 24, 2018 and the remaining six parties were contacted by October 1, 2018. None of the parties contacted expressed interest in receiving information or entering into discussions regarding an alternative transaction. In addition, no party contacted in respect of a potential sale of or investment in Pandora as part of the strategic review process in 2016 or afterwards was bound by a standstill provision precluding that party from making a topping bid for Pandora after the acquisition was announced.”

4)

The disclosure in the section entitled “The Transaction” under the heading “Certain Financial Forecasts”, beginning on page 54 of the Proxy Statement, is hereby amended by adding the following section after the subsection under the heading “Unaudited Forecasted Financial Information” that begins on page 55 and ends on page 60:

“Additional Unaudited Forecasted Financial Information

The following tables present the selected additional unaudited forecasted financial information of Pandora prepared by Pandora’s management, which consist of two different financial and operating scenarios, each for the fiscal years ending 2018 through 2023, and were provided to the members of the Pandora board of directors, Centerview, LionTree and Sirius XM, and, as described in the “Background of the Transactions” section on pages 42-43, discussed at the Pandora board of directors meeting on June 28, 2018. At the direction of Pandora’s board of directors, Centerview and LionTree did not consider either of these scenarios for purposes of their respective opinions.

Pandora Scenario 1 Forecasts

Certain unaudited forecasted financial information was initially prepared by Pandora’s management in October 2017 and provided to the Pandora board of directors. That October 2017 forecast was the basis for the unaudited forecasted financial information provided to the Pandora board of directors in June 2018 and is referred to as the Pandora Scenario 1 Forecasts.

	Pandora Unaudited Forecasted Financial Information
	(U.S. dollars in millions, except per share data)(a)
	Fiscal Years Ending December 31,
	2018	2019	2020	2021	2022	2023
Advertising	$1,067	$1,123	$1,219	$1,331	$1,456	$1,558
Subscription & Other	471	573	636	686	734	776

Total Revenue	$1,537	$1,696	$1,855	$2,017	$2,190	$2,334

% Growth	11.0%	10.3%	9.4%	8.7%	8.6%	6.6%
Content Costs	$891	$916	$986	$1,068	$1,131	$1,194
Other COGS	120	148	164	179	190	203

Total COGS	$1,011	$1,064	$1,150	$1,247	$1,321	$1,397

Gross Profit	$526	$631	$705	$770	$869	$937
% Margin	34.2%	37.2%	38.0%	38.2%	39.7%	40.1%
Product Development	134	171	170	179	186	196
Sales & Marketing	438	385	379	390	401	412
General & Administrative	112	113	107	108	109	111

Total Operating Expenses	$683	$669	$656	$678	$696	$719

Operating Income / (Loss)(b)	$(157)	$(38)	$49	$92	$173	$218

% Margin	(10.2%)	(2.2%)	2.6%	4.6%	7.9%	9.3%
Depreciation	49	54	53	54	48	48

Adjusted EBITDA(c)	$(108)	$16	$102	$146	$221	$266

% Margin	(7.0%)	1.0%	5.5%	7.3%	10.1%	11.4%

(a)	Certain totals in the tables included in this proxy statement/prospectus may not sum due to rounding. Table does not reflect stock-based compensation.
(b)	Excludes amortization of intangible assets.
(c)

Adjusted EBITDA, which is calculated as consolidated net earnings before interest, income taxes, stock-based compensation expense and depreciation and amortization expense, is a non-GAAP financial measure as it excluded these amounts, which are included in net earnings, the most directly comparable measure calculated in accordance with GAAP. This measure should not be considered as an alternative to net earnings or other measures derived in accordance with GAAP.

The Pandora unaudited forecasted financial information in the Pandora Scenario 1 Forecasts is based on various assumptions, including the following key assumptions:

•	approximately $80-90 million of external marketing spend annually with increases to efficiency beyond that realized in 2018 to-date;

•	hours per active user (“HPA”) would decrease slightly in 2019 and increase after 2020 as new users expand feature usage;

•	the number of ad-supported service users would reach 77.1 million by 2025;

•

advertising revenue per thousand listener hours (“RPM”) would increase from $67.49 in 2018 to $79.99 in 2022, including increases in audio RPM, slight decreases in display RPM and increases in video RPM;

•

there would be no material improvement in the monthly free-trial starts for Pandora Plus, while the monthly free-trial starts for Pandora Premium would improve slightly with the mix shifting towards family plan subscriptions;

•	the percentage of the family plan subscriptions in the new Pandora Premium additions would increase from 5% in 2018 to 8% by 2025;

•	direct Pandora Premium acquisition spending would reach $5 million annually by 2020;

•	non-music content share would account for 10% of total listening by 2025;

•	headcount costs would remain materially flat, with many functions to shift to lower-cost geographies;

•

costs saved from the reduction in force plans relative to the end of 2017 run rate would be $70 million in 2019 and $100 million annually in each of the years from 2020 to 2025, with a component of the savings reinvested; and

•	the stock-based compensation expenses would decrease from $147 million in 2019 to $144 million in 2023.

Pandora Scenario 3 Forecasts

In June 2018, Pandora’s management updated the unaudited forecasted financial information that was initially prepared in October 2017 to present a more optimistic view driven primarily by audience and hours growth from improvements in marketing efficiency, higher marketing spending and growth in audience engagement through

Pandora’s new content and product capabilities, described above as the Scenario 2 Forecasts. The Pandora Scenario 3 Forecasts take an even more optimistic and aggressive spend view than the Scenario 2 Forecasts on these factors and assumes improvements in financial terms contained in the licensing arrangements for sound recordings, as further described in the key assumptions below.

	Pandora Unaudited Forecasted Financial Information
	(U.S. dollars in millions, except per share data)(a)
	Fiscal Years Ending December 31,
	2018	2019	2020	2021	2022	2023
Advertising	$1,067	$1,225	$1,397	$1,617	$1,831	$2,018
Subscription & Other	471	601	750	880	1,020	1,170

Total Revenue	$1,537	$1,826	$2,146	$2,497	$2,851	$3,188

% Growth	11.0%	18.8%	17.5%	16.4%	14.1%	11.8%
Content Costs	$891	$978	$1,145	$1,322	$1,475	$1,642
Other COGS	120	151	170	188	203	219

Total COGS	$1,011	$1,129	$1,315	$1,510	$1,678	$1,862

Gross Profit	$526	$696	$831	$988	$1,173	1,326
% Margin	34.2%	38.1%	38.7%	39.5%	41.1%	41.6%
Product Development	134	173	187	204	217	233
Sales & Marketing	438	443	459	493	517	546
General & Administrative	112	110	115	123	128	133

Total Operating Expenses	$683	$726	$761	$820	$862	$912

Operating Income / (Loss)(b)	$(157)	$(30)	$71	$167	$311	$414

% Margin	(10.2%)	(1.6%)	3.3%	6.7%	10.9%	13.0%
Depreciation	49	54	54	57	52	55

Adjusted EBITDA(c)	$(108)	$25	$124	$224	$364	$469

% Margin	(7.0%)	1.3%	5.8%	9.0%	12.8%	14.7%

(a)	Certain totals in the tables included in this proxy statement/prospectus may not sum due to rounding. Table does not reflect stock-based compensation.
(b)	Excludes amortization of intangible assets.
(c)

Adjusted EBITDA, which is calculated as consolidated net earnings before interest, income taxes, stock-based compensation expense and depreciation and amortization expense, is a non-GAAP financial measure as it excluded these amounts, which are included in net earnings, the most directly comparable measure calculated in accordance with GAAP. This measure should not be considered as an alternative to net earnings or other measures derived in accordance with GAAP.

The Pandora unaudited forecasted financial information in the Pandora Scenario 3 Forecasts is based on various assumptions, including the following key assumptions:

•	approximately $80-90 million of external marketing spend annually with increases to efficiency beyond that realized in 2018 to-date;

•	hours per active user (“HPA”) would increase after 2020 as new users expand feature usage;

•	the number of ad-supported service users would reach 94.7 million by 2025;

•

advertising revenue per thousand listener hours (“RPM”) would increase from $67.49 in 2018 to $77.53 in 2022, including increases in audio RPM, slight decreases in display RPM and increases in video RPM;

•

there would be no material improvement in the monthly free-trial starts for Pandora Plus, while the monthly free-trial starts for Pandora Premium would improve slightly with the mix shifting towards family plan subscriptions;

•	the percentage of the family plan subscriptions in the new Pandora Premium additions would increase from 5% in 2018 to 39% by 2025;

•	direct Pandora Premium acquisition spending would reach $7 million annually by 2020;

•	non-music content share would account for 12% of total listening by 2025;

•	headcount costs would slightly increase, with many functions to shift to lower-cost geographies;

•

costs saved from the reduction in force plans relative to the end of 2017 run rate would be $70 million in 2019 and $100 million annually in each of the years from 2020 to 2025, with a component of the savings reinvested; and

•	the stock-based compensation expenses would decrease from $120 million in 2019 to $94 million in 2023.

The Company completed the acquisition of AdsWizz, Inc. (“AdsWizz”) in May 2018. The Pandora Scenario 1, 1a, 2, and 3 Forecasts, as described in the Proxy Statement and this Form 8-K, included forecasted financial information for the AdsWizz business starting with the projections for fiscal year 2018 and forward.

For the foregoing and other reasons, inclusion of the Pandora unaudited forecasted financial information in this proxy statement/prospectus should not be regarded as a representation by any person that the results contained in the Pandora unaudited forecasted financial information will be achieved.”

5)

The disclosure in the section entitled “The Transaction” under the heading “Opinion of Pandora’s Financial Advisors”, beginning on page 60 of the Proxy Statement, is hereby amended by, in the subsection “Opinion of Centerview Partners LLC” that begins on page 60, replacing the subsections with the subheadings “Selected Transactions Analysis”, “Discounted Cashflow Analyses” and “Other Factors” on pages 64-68 with the paragraphs below (with new text in underline):

“Selected Transactions Analysis

Centerview performed a selected transactions analysis in which Centerview reviewed and compared certain information relating to the following selected transactions in the public consumer internet industry in the past five years involving publicly traded target companies with EBITDA margins of less than 20% that Centerview, based on its experience and professional judgment, deemed relevant to consider in relation to Pandora and the transactions.

The selected transactions were:

Announcement Date	Acquiror	Target	EV / LTM Revenues	Transaction Value (in billions)
May 2017	HomeAdvisor, Inc.	Angie’s List, Inc.	1.68x	$0.5

November 2016	Adobe Systems Incorporated	TubeMogul, Inc.	2.55x	$0.5

July 2016	Verizon Communications Inc.	Yahoo! Inc.	0.99x	$4.8

May 2015	Verizon Communications Inc.	AOL Inc.	1.71x	$4.4

February 2015	Expedia, Inc.	Orbitz Worldwide, Inc.	1.72x	$1.6

September 2014	News Corporation	Move, Inc.	3.96x	$1.0

No company or transaction used in this analysis is identical or directly comparable to Pandora or the transactions, respectively. The target companies included in the selected transactions listed above were selected, among other reasons, because they have certain characteristics that, for the purposes of this analysis, may be considered similar to certain characteristics of Pandora. The reasons for and the circumstances surrounding each of the selected transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Pandora and the target companies included in the selected transactions analysis. Accordingly, Centerview believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected transactions analysis. This analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the selected target companies and Pandora.

Financial data for the selected transactions were based solely on publicly available information at the time of the initial announcement of the relevant transactions as noted in the preceding table that Centerview obtained from SEC filings and other publicly available data sources.

Centerview calculated, for each selected transaction set forth above, among other things, the enterprise value implied for the applicable target company based on the consideration payable in the applicable selected transactions, which is referred to in this summary of Centerview’s opinion as “TEV,” as a multiple of the target company’s revenue for the last-twelve-month period (“LTM Revenue”) for which financial information had been made public at the time of the announcement of such transactions. The results of this analysis are summarized as follows:

TEV / LTM Revenue
25th Percentile	1.69x
Median	1.71x
Mean	2.10x
75th Percentile	2.34x

Based on its analysis and other considerations that Centerview deemed relevant in its professional judgment, Centerview applied a range of TEV / LTM Revenue multiples of 1.75x to 2.50x to Pandora’s last-twelve-month revenue as of June 30, 2018 of $1.46 billion (excluding revenue of the divested ticket service business) as reflected in public filings of Pandora, which resulted in a range of implied values per share of Pandora common stock of $7.25 to $10.75, rounded to the nearest $0.25. Centerview then compared this range to the Implied Consideration Value of $10.05.

Discounted Cash Flow Analyses

Centerview performed a discounted cash flow analysis of Pandora based on the Pandora Scenario 1a Forecasts and the Pandora Scenario 2 Forecasts, respectively, other Pandora Internal Data and information reflected in public filings of Pandora. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows and is obtained by discounting those future cash flows by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

In performing this analysis based on the Pandora Scenario 1a Forecasts, Centerview calculated a range of illustrative equity values for Pandora by discounting to present value as of June 30, 2018, using discount rates ranging from 9.50% to 11.50% (reflecting Centerview’s analysis of Pandora’s weighted average cost of capital in Centerview’s professional judgment): (a) the forecasted unlevered after-tax free cash flows of Pandora over the period beginning June 30, 2018 and ending December 31, 2025, as reflected in the Pandora Scenario 1a Forecasts and the assumptions provided by Pandora’s management (which unlevered after-tax free cash flows were not adjusted by Centerview), and (b) a range of illustrative terminal values of Pandora, calculated by Centerview applying a range of illustrative enterprise value to earnings before interest, taxes, depreciation and amortization (adjusted to include stock-based compensation expense), which is referred to in this summary of Centerview’s opinion as “Adjusted EBITDA,” multiples of 10.0x to 12.5x, based on Centerview’s experience and professional judgment, to Pandora’s estimated forward Adjusted EBITDA as of December 31, 2025, as provided by Pandora’s management based on Pandora Scenario 1a Forecasts. Centerview used the discount rates ranging from 9.5% to 11.5%, reflecting Centerview’s analysis of Pandora’s weighted average cost of capital, determined using the “Capital Asset Pricing Model” and based on considerations that Centerview deemed relevant in its professional judgment and experience, taking into account certain metrics including yields for U.S. treasury notes, levered and unlevered betas for a comparable group of companies, and market risk and size premia. Centerview then (i) added the estimated value of the tax benefits from Pandora’s net operating loss carryforwards, as of June 30, 2018, and (ii) subtracted from the foregoing results (A) the value of Pandora’s net debt (calculated as the face value of long-term debt minus cash and cash equivalents) and (B) minority interests, each as of June 30, 2018, as reflected in public filings of Pandora. In performing the calculation referenced in the preceding clause (ii), Centerview relied on Pandora’s June 30, 2018 unaudited financial statements included in its Form 10-Q, for the quarter ended June 30, 2018, which indicated that (A) Pandora had $292,996,000 in cash and $127,791,000 in short-term investments and (B) Pandora’s debt and redeemable convertible stock were comprised of three separate instruments: (I) 1.75% convertible senior notes due 2020, which had a principal value of $152 million; (II) 1.75% senior convertible notes due 2023, which had a principal value of $193 million; and (III) redeemable convertible preferred stock, which had a principal value of $506 million (collectively, the “Pandora Public Debt and Convertible Stock Information”). Centerview divided the result of the foregoing calculations by the number of fully diluted outstanding shares of Pandora common stock as of September 21, 2018 to derive a range of implied values per share of Pandora common stock of $4.50 to $7.00, rounded to the nearest $0.25. Centerview then compared this range to the Implied Consideration Value of $10.05.

In performing this analysis based on the Pandora Scenario 2 Forecasts, Centerview calculated a range of illustrative equity values for Pandora by discounting to present value as of June 30, 2018, using discount rates ranging from 9.50% to 11.50% (reflecting Centerview’s analysis of Pandora’s weighted average cost of capital in Centerview’s professional judgment): (a) the forecasted unlevered after-tax free cash flows of Pandora over the period beginning June 30, 2018 and ending December 31, 2025, as reflected in the Pandora Scenario 2 Forecasts and the assumptions provided by Pandora’s management (which unlevered after-tax free cash flows were not adjusted by Centerview), and (b) a range of illustrative terminal values of Pandora, calculated by Centerview applying a range of illustrative enterprise value to Adjusted EBITDA multiples of 10.5x to 13.0x, based on Centerview’s experience and professional judgment, to Pandora’s estimated forward Adjusted EBITDA as of December 31, 2025, as provided by Pandora’s management based on Pandora Forecasts—Scenario 2. Centerview used the discount rates ranging from 9.5% to 11.5%, reflecting Centerview’s analysis of Pandora’s weighted average cost of capital, determined using the “Capital Asset Pricing Model” and based on considerations that Centerview deemed relevant in its professional judgment and experience, taking into account certain metrics including yields for U.S. treasury notes, levered and unlevered betas for a comparable group of companies, and market risk and size premia. Centerview then (i) added the estimated value of the tax benefits from Pandora’s net operating loss carryforwards, as of June 30, 2018, and (ii) subtracted from the foregoing results (A) the value of Pandora’s net debt (calculated as the face value of long-term debt minus cash and cash equivalents) and (B) minority interests, each as of June 30, 2018, as reflected in public filings of Pandora. In performing the calculation referenced in the preceding clause (ii), Centerview relied on Pandora’s June 30, 2018 unaudited financial statements included in its Form 10-Q for the quarter ended June 30, 2018, which indicated the Pandora Public Debt and Convertible Stock Information. Centerview divided the result of the foregoing calculations by the number of fully diluted outstanding shares of Pandora common stock as of September 21, 2018 to derive a range of implied values per share of Pandora common stock of $8.50 to $11.75, rounded to the nearest $0.25. Centerview then compared this range to the Implied Consideration Value of $10.05.

Other Factors

Centerview also reviewed and considered other factors, which were not considered part of its financial analysis in connection with rendering its opinion, but were referenced for informational purposes, including, among other things, the following:

•	trading prices for the Pandora common stock during the 52 week period ended September 21, 2018, which ranged from $4.13 to $9.97;

•	publicly available stock price targets of selected research analysts for Pandora common stock, which indicated stock price targets of $7.00 to $13.00 per share;

•

Illustrative Present Value of Future Share Price Analysis of Pandora on an EV / Adjusted EBITDA Multiple Basis. Centerview performed an illustrative analysis of the implied present value of the future price per share of Pandora common stock based on an EV / NTM Adjusted EBITDA multiple (based on the Pandora Scenario 1a Forecasts and the Pandora Scenario 2 Forecasts, respectively):

•

In calculating the implied present value of future share price of Pandora common stock based on the Pandora Scenario 1a Forecasts, Centerview first calculated a range of implied enterprise values of Pandora at the end of year 2024 by multiplying the estimated NTM Adjusted EBITDA of Pandora (as indicated in the Pandora Scenario 1a Forecasts) at the end of year 2024 by an NTM Adjusted EBITDA multiple range of 10.0x to 12.5x, based on Centerview’s experience and professional judgment. Based on this calculation, the range of implied enterprise values for Pandora at the end of year 2024 was $3.7 billion to $4.6 billion. Centerview then calculated a range of implied equity values of Pandora at the end of year 2024 by (i) adding the estimated value of the tax benefits from Pandora’s net operating loss carryforwards at the end of year 2024, and (ii) subtracting the estimated net debt of Pandora at the end of year 2024 from the implied enterprise values. Based on this calculation, the range of implied equity values for Pandora at the end of year 2024 was $4.7 billion to $5.6 billion. Centerview then divided the implied equity values by the total number of outstanding shares of Pandora common stock on a fully diluted basis. Centerview then discounted those implied values to June 30, 2018 by using an equity discount rate equal to 11.5%, reflecting Centerview’s analysis of Pandora’s cost of equity, determined using the “Capital Asset Pricing Model” and based on considerations that Centerview deemed relevant in its professional judgment and experience, taking into account certain metrics including yields for U.S. treasury notes, levered and unlevered betas for a comparable group of companies, and market risk and size premia. The analysis resulted in a range of implied present values of one share of Pandora common stock as of June 30, 2018 equal to $5.65 to $6.70; and

•

In calculating the implied present value of future share price of Pandora common stock based on the Pandora Scenario 2 Forecasts, Centerview first calculated a range of implied enterprise values of Pandora at the end of year 2024 by multiplying the estimated NTM Adjusted EBITDA of Pandora (as indicated in the Pandora Scenario 2 Forecasts) at the end of year 2024 by an NTM Adjusted EBITDA multiple range of 10.5x to 13.0x, based on Centerview’s experience and professional judgment. Based on this calculation, the range of implied enterprise values for Pandora at the end of year 2024 was $5.6 billion to $6.9 billion. Centerview then calculated a range of implied equity values of Pandora at the end of year 2024 by (i) adding the estimated value of the tax benefits from Pandora’s net operating loss carryforwards at the end of year 2024, and (ii) subtracting the estimated net debt of Pandora at the end of year 2024 from the implied enterprise values. Based on this calculation, the range of implied equity values for Pandora at the end of year 2024 was $6.8 billion to $8.1 billion. Centerview then divided the implied equity values by the total number of outstanding shares of Pandora common stock on a fully diluted basis. Centerview then discounted those implied values to June 30, 2018 by using an equity discount rate equal to 11.5%, reflecting Centerview’s analysis of Pandora’s cost of equity, determined using the “Capital Asset Pricing Model” and based on considerations that Centerview deemed relevant in its professional judgment and experience, taking into account certain metrics including yields for U.S. treasury notes, levered and unlevered betas for a comparable group of companies, and market risk and size premia. The analysis resulted in a range of implied present values of one share of Pandora common stock as of June 30, 2018 equal to $8.56 to $9.94;

•

Illustrative Present Value of Future Share Price Analysis of Pandora on an EV / Revenue Multiple Basis. Centerview performed an illustrative analysis of the implied present value of the future price per share of Pandora common stock based on EV / NTM Revenue multiple (based on the Pandora Scenario 1a Forecasts and the Pandora Scenario 2 Forecasts, respectively):

•

In calculating the implied present value of future share price of Pandora common stock based on the Pandora Scenario 1a Forecasts, Centerview first applied EV / NTM Revenue multiples of 1.50x and 1.75x, respectively, based on Centerview’s experience and professional judgment, to Pandora’s NTM Revenue at the end of year 2020, 2021 and 2022 of $2.07 billion, $2.28 billion and $2.46 billion, respectively, in each case, as provided by Pandora. Based on this calculation, the range of implied enterprise values for Pandora was $3.3 billion to $3.9 billion at the end of year 2020, $3.7 billion to $4.2 billion at the end of year 2021, and $3.9 billion to $4.6 billion at the end of year 2022. Centerview then calculated the implied equity values of Pandora at the end of each such year by (i) adding the estimated value of the tax benefits from Pandora’s net operating loss carryforwards at the end of each such year, and (ii) subtracting the estimated net debt of Pandora at the end of each such year from the applicable implied enterprise value. Based on this calculation, the range of implied equity values for Pandora was $2.6 billion to $3.3 billion at the end of year 2020, $3.0 billion to $4.3 billion at the end of year 2021, and $4.1 billion to $4.7 billion at the end of year 2022. Centerview then divided the applicable equity values by the total number of outstanding shares of Pandora common stock on a fully diluted basis at the end of each such year. Centerview then discounted those implied values to June 30, 2018 by using an equity discount rate equal to 11.5%, reflecting Centerview’s analysis of Pandora’s cost of equity, determined using the “Capital Asset Pricing Model” and based on considerations that Centerview deemed relevant in its professional judgment and experience, taking into account certain metrics including yields for U.S. treasury notes, levered and unlevered betas for a comparable group of companies, and market risk and size premia. The analysis resulted in a range of implied present values of one share of Pandora common stock as of June 30, 2018 equal to $6.27 to $7.55; and

•

In calculating the implied present value of future share price of Pandora common stock based on the Pandora Scenario 2 Forecasts, Centerview first applied EV / NTM Revenue multiples of 1.75x and 2.00x, respectively, based on Centerview’s experience and professional judgment, to Pandora’s NTM Revenue at the end of year 2020, 2021 and 2022 of $2.38 billion, $2.69 billion and $2.98 billion, respectively, in each case, as provided by Pandora. Based on this calculation, the range of implied enterprise values for Pandora was $4.4 billion to $5.0 billion at the end of year 2020, $5.0 billion to $5.7 billion at the end of year 2021, and $5.5 billion to $6.2 billion at the end of year 2022. Centerview then calculated the implied equity values of Pandora at the end of each such year by (i) adding the estimated value of the tax benefits from Pandora’s net operating loss carryforwards at the end of each such year, and (ii) subtracting the estimated net debt of Pandora at the end of each such year from the applicable implied enterprise value. Based on this calculation, the range of implied equity values for Pandora was $4.5 billion to $5.1 billion at the end of year 2020, $5.2 billion to $5.8 billion at the end of year 2021, and $5.8 billion to $6.6 billion at the end of year 2022. Centerview then divided the applicable equity values by the total number of outstanding shares of Pandora common stock on a fully diluted basis at the end of each such year. Centerview then discounted those implied values to June 30, 2018 by using an equity discount rate equal to 11.5%, reflecting Centerview’s analysis of Pandora’s cost of equity, determined using the “Capital Asset Pricing Model” and based on considerations that Centerview deemed relevant in its professional judgment and experience, taking into account certain metrics including yields for U.S. treasury notes, levered and unlevered betas for a comparable group of companies, and market risk and size premia. The analysis resulted in a range of implied present values of one share of Pandora common stock as of June 30, 2018 equal to $9.02 to $10.43; and

•

Illustrative Future Share Price Analysis of Sirius XM Pro Forma for the transactions on an EV / Adjusted EBITDA Multiple Basis. Centerview performed an illustrative analysis of the implied future price per share of Sirius XM common stock pro forma for the transactions based on EV / NTM Adjusted EBITDA multiple (based on both the Sirius XM Public Forecasts and the Pandora Scenario 1a Forecasts and the Pandora Scenario 2 Forecasts, respectively) and assuming, at the direction of Pandora’s management, approximately $50 million run-rate Synergies to be phased in over two years after the closing of the transactions:

•

In calculating the illustrative future share price of Sirius XM common stock based on the Sirius XM Public Forecasts and the Pandora Scenario 1a Forecasts, Centerview first applied EV / NTM Adjusted EBITDA multiples of 17.4x and 18.4x, respectively, based on Centerview’s experience and professional judgment, to Sirius XM’s NTM pro forma Adjusted EBITDA at the end of year 2018, 2019, 2020 and 2021 (in each case, as indicated in the Sirius XM Public Forecasts and the Pandora Scenario 1a Forecasts). Based on this calculation, the range of implied pro forma enterprise values for Sirius was $38.1 billion to $40.3 billion at the end of year 2018, $42.3 billion to $44.8 billion at the end of year 2019, $46.2 billion to $48.9 billion at the end of year 2020, and $50.1 billion to $52.9 billion at the end of year 2021. Centerview then calculated the implied pro forma equity values of Sirius XM at the end of each such year by (i) adding the estimated value of the tax benefits from Sirius XM’s pro forma net operating loss carryforwards at the end of each such year, and (ii) subtracting the estimated pro forma net debt of Sirius XM at the end of each such year from the applicable implied enterprise value. Based on this calculation, the range of implied pro forma equity values for Sirius was $30.8 billion to $33.0 billion at the end of year 2018, $34.6 billion to $37.0 billion at the end of year 2019, $38.0 billion to $40.7 billion at the end of year 2020, and $41.4 billion to $44.3 billion at the end of year 2021. Centerview then divided the applicable equity values by the total number of pro forma outstanding shares of Sirius XM common stock on a fully diluted basis. The analysis resulted in a range of illustrative future pro forma Sirius XM share prices of $6.14 to $10.53, implying illustrative future value to Pandora shareholders of $8.84 to $15.16 at the exchange ratio. Centerview compared these implied future pro forma per share values for Pandora shareholders to a range of $7.06 to $10.88 per share based on an illustrative analysis of the implied value of the future price per share of Pandora common stock based on an EV / NTM Revenue multiple basis; and

•

In calculating the illustrative future share price of Sirius XM common stock based on the Sirius XM Public Forecasts and the Pandora Scenario 2 Forecasts, Centerview first applied EV / NTM Adjusted EBITDA multiples of 17.4x and 18.4x, respectively, based on Centerview’s experience and professional judgment, to Sirius XM’s NTM pro forma Adjusted EBITDA at the end of year 2018, 2019, 2020 and 2021 (in each case, as indicated in the Sirius XM Public Forecasts and the Pandora Scenario 2 Forecasts). Based on this calculation, the range of implied pro forma enterprise values for Sirius was $38.3 billion to $40.5 billion at the end of year 2018, $42.7 billion to $45.2 billion at the end of year 2019, $47.0 billion to $49.7 billion at the end of year 2020, and $51.2 billion to $54.1 billion at the end of year 2021. Centerview then calculated the implied pro forma equity values of Sirius XM at the end of each such year by (i) adding the estimated value of the tax benefits from Sirius XM’s pro forma net operating loss carryforwards at the end of each such year, and (ii) subtracting the estimated pro forma net debt of Sirius XM at the end of each such year from the applicable implied enterprise value. Based on this calculation, the range of implied pro forma equity values for Sirius was $31.0 billion to $33.2 billion at the end of year 2018, $35.0 billion to $37.4 billion at the end of year 2019, $38.8 billion to $41.5 billion at the end of year 2020, and $42.6 billion to $45.6 billion at the end of year 2021. Centerview then divided the applicable equity values by the total number of pro forma outstanding shares of Sirius XM common stock on a fully diluted basis. The analysis resulted in a range of illustrative future pro forma Sirius XM share prices of $6.17 to $10.83, implying illustrative future value to Pandora shareholders of $8.88 to $15.60 at the exchange ratio. Centerview compared these implied future pro forma per share values for Pandora shareholders compared to a range of $9.01 to $15.26 per share based on an illustrative analysis of the implied value of the future price per share of Pandora common stock based on an EV / NTM Revenue multiple basis.”

6)

The disclosure in the section entitled “The Transaction” under the heading “Opinion of Pandora’s Financial Advisors”, beginning on page 60 of the Proxy Statement, is hereby amended by, in the subsection “Opinion of LionTree Advisors LLC” that begins on page 69, replacing the subsections with the subheadings “Scenario 1a Forecasts” and “Scenario 2 Forecasts” on pages 73-74 with the paragraphs below (with new text in underline):

“Scenario 1a Forecasts

For the DCF analysis with respect to the Pandora Scenario 1a Forecasts, LionTree calculated terminal values for Pandora by applying a range of terminal value multiples of 9.5x to 11.5x (which LionTree selected based on its professional judgment and experience) to Pandora’s estimated EBITDA for FY 2025 based on the Pandora Scenario 1a Forecasts (which analysis implied exit terminal year EBITDA (including stock based compensation expense) multiples of 11.7x to 14.2x). These terminal value multiple estimates were derived by LionTree utilizing its professional judgment and experience, taking into account, among other things, estimated operational metrics for Pandora based on the Pandora Scenario 1a Forecasts and the operational metrics and EBITDA multiples for selected publicly traded companies. The present values of the cash flows and terminal values were then calculated using discount rates ranging from 9.00% to 10.50%, reflecting LionTree’s estimates of Pandora’s weighted average cost of capital (which we refer to as WACC), which LionTree determined using the capital asset pricing model and based on considerations that LionTree deemed relevant in its professional judgment and experience, taking into account certain metrics including yields for U.S. treasury notes, market risk premia, levered and unlevered beta and tax rates. In each case, LionTree included the estimated net present value (which we refer to as NPV) of Pandora’s net operating losses (which we refer to as NOLs) of $179.4 million as calculated and provided by Pandora’s management using a cost of equity of 10.5%. LionTree then subtracted from the range of implied enterprise values Pandora’s net debt as of June 30, 2018 of $436.7 million (which included accrued but unpaid dividends in respect of Pandora’s Series A Convertible Preferred Stock as of September 21, 2018) to derive a range of implied equity values for Pandora. LionTree divided the range of implied equity values it derived by the number of fully diluted outstanding shares of Pandora common stock as of September 21, 2018. Using the Pandora Scenario 1a Forecasts, the DCF analysis indicated a standalone implied per share equity value reference range of $5.53 to $7.81 for the Pandora common stock.

Scenario 2 Forecasts

For the DCF analysis with respect to the Pandora Scenario 2 Forecasts, LionTree calculated terminal values for Pandora by applying a range of terminal value multiples of 10.0x to 12.0x (which LionTree selected based on its professional judgment and experience) to Pandora’s estimated EBITDA for FY 2025 based on the Pandora Scenario 2 Forecasts (which analysis implied exit terminal year EBITDA (including stock based compensation expense) multiples of 11.7x to 14.1x). These terminal value multiple estimates were derived by LionTree utilizing its professional judgment and experience, taking into account, among other things, estimated operational metrics for Pandora based on the Pandora Scenario 2 Forecasts and the operational metrics and EBITDA multiples for selected publicly traded companies. The present values of the cash flows and terminal values were then calculated using discount rates ranging from 9.00% to 10.50%, reflecting LionTree’s estimates of Pandora’s WACC, which LionTree determined using the capital asset pricing model and based on considerations that LionTree deemed relevant in its professional judgment and experience, taking into account certain metrics including yields for U.S. treasury notes, market risk premia, levered and unlevered beta and tax rates. In each case, LionTree included the estimated NPV of Pandora’s NOLs of $194.0 million as calculated and provided by Pandora’s management using a cost of equity of 10.5%. LionTree then subtracted from the range of implied enterprise values Pandora’s net cash as of June 30, 2018 of $268.7 million (which reflects the conversion of all of Pandora’s Series A Convertible Preferred Stock and 1.75% Convertible Senior Notes due 2023) to derive a range of implied equity values for Pandora. LionTree divided the range of implied equity values it derived by the number of fully diluted outstanding shares of Pandora common stock (adjusted to reflect the conversion of all of Pandora’s Series A Convertible Preferred Stock and 1.75% Convertible Senior Notes due 2023) as of September 21, 2018. Using the Pandora Scenario 2 Forecasts, the DCF analysis indicated a standalone implied per share equity value reference range of $9.41 to $12.22 for the Pandora common stock.

Selected Publicly Traded Companies Analysis for Pandora. Using publicly available information, LionTree compared selected financial data of Pandora to corresponding financial data for the following publicly traded companies in the subcategories described below:

Satellite Radio

•	Sirius XM Holdings Inc.

Digital Music

•	Spotify Technology S.A.

Terrestrial Radio

•	Entercom Communications Corp.

•	Townsquare Media, Inc.

Internet

•	Alphabet Inc.

•	eBay Inc.

•	Expedia Group, Inc.

•	Facebook, Inc.

•	Groupon Inc.

•	Netflix, Inc.

•	Roku, Inc.

•	TripAdvisor, Inc.

•	Twitter, Inc.

•	Yelp Inc.

Although none of the selected companies is directly comparable to Pandora, the companies included were chosen because they are publicly traded companies with operations that for purposes of this analysis may, in certain respects, be considered similar to certain operations of Pandora. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect Pandora.

Using publicly available information, for each of the selected companies, LionTree calculated financial ratios (e.g., EBITDA margins, sales compound annual growth rates (which we refer to as CAGR) and EBITDA CAGR) valuation multiples, including (a) EV as a multiple of sales for the last reported twelve-month (which we refer to as LTM) period and estimated 2018 and 2019 sales (with respect to estimates, based on consensus equity research analyst estimates), (b) EV as a multiple of EBITDA for the LTM period, and for estimated 2018 and 2019 EBITDA (with respect to estimates, based on consensus equity research analyst estimates), (c) EV as a multiple of EBITDA for the LTM period (adjusted to include stock based compensation expense), and (d) share price as a multiple of estimated 2018 earnings per share (which we refer to as EPS) and estimated 2019 EPS (based on consensus equity research analyst estimates).

The financial ratios and multiples of the selected companies were compared to the corresponding multiples of Pandora derived from (a) the Pandora Scenario 1a Forecasts and Pandora Scenario 2 Forecasts, and (b) the Pandora Scenario 1a Forecasts and Pandora Scenario 2 Forecasts, in each case adjusted to include the NPV of Pandora’s NOLs of $179.4 million and $194.0 million, respectively, as calculated and provided by Pandora’s management using a cost of equity of 10.5%. LionTree noted that Pandora’s EBITDA and EPS multiples were negative or uncharacteristically high because the forecasts included no profitability in the fiscal year ending December 31, 2018 and limited profitability in the fiscal year ending December 31, 2019, whereas the majority of the selected companies had meaningful EBITDA and EPS multiples because of significant estimated profitability in such periods (based on consensus equity research analyst estimates).”

7)

The disclosure in the section entitled “The Transaction” under the heading “Opinion of Pandora’s Financial Advisors”, beginning on page 60 of the Proxy Statement, is hereby amended by, in the subsection “Opinion of LionTree Advisors LLC” that begins on page 69, replacing the subsection with the subheading “Other Matters” that begins on page 77 and ends on page 78 with the paragraphs below (with new text in underline):

“Other Matters

The Pandora board of directors selected LionTree as its financial advisor because LionTree is an internationally recognized investment banking firm that has substantial experience in transactions similar to these transactions, and because of its significant prior experience with the industries in which Pandora and Sirius XM operate. Pursuant to its engagement letter, Pandora will pay LionTree $4.0 million for its services which, subject to the following sentence, is contingent upon the consummation of the transactions. Pandora paid LionTree $2.0 million in connection with LionTree’s delivery of its fairness opinion, which will be credited against the fee described in the preceding sentence upon the closing of the transactions. In addition, Pandora may pay LionTree an additional fee in its sole discretion in connection with the consummation of the transactions. Pandora does not anticipate agreeing to pay LionTree an additional fee. Pandora has also agreed to reimburse LionTree for certain expenses and to indemnify LionTree, its affiliates, and certain related parties against certain liabilities and expenses.

LionTree and its affiliates have provided investment banking services and capital markets services to affiliates of Sirius XM and their related entities or entities in which such affiliates or related entities have a significant direct or indirect interest, unrelated to the proposed transactions, for which LionTree and its affiliates received, and may receive, compensation, including having acted as (a) financial advisor to Charter Communications, Inc., Liberty Global plc, Lions Gate Entertainment Corp., Live Nation Entertainment, Inc. and Starz in connection with a number of transactions and (b) co-manager in connection with certain debt offerings of such entities (including Charter Communications, Inc. and Live Nation Entertainment, Inc.). In the past two years, LionTree has received approximately $30.4 million in compensation in the aggregate for services provided to affiliates of Sirius XM and their related entities or entities in which such affiliates or related entities have a significant direct or indirect interest. LionTree and its affiliates may in the future provide such services to Pandora, Sirius XM, their respective affiliates and their related entities or entities in which they have a significant direct or indirect interest, and expect to receive fees for the rendering of these services. In addition, from time to time, John C. Malone, who has significant ownership in Liberty Media, which in turn owns approximately 72.7% of the outstanding Sirius XM common stock as of December 17, 2018, the last practicable date before the filing of this proxy statement/prospectus, and Greg Maffei, who is Chairman of Pandora and Chairman of Sirius XM, have invested in, or alongside with, investment vehicles established by one or more of LionTree’s affiliates. One or more of LionTree’s affiliates may establish investment vehicles in the future in which affiliates of Sirius XM may invest. In connection with the bankruptcy proceedings of iHeart Media, Inc., in which Liberty Media owns certain debt securities, LionTree and its affiliates have been engaged to act as a special financial advisor to iHeart Media, Inc. for which LionTree and its affiliates may receive compensation. In the ordinary course of business, certain of LionTree’s employees and affiliates may hold or trade, for their own accounts and the accounts of their investors, securities of Pandora and Sirius XM and, accordingly, may at any time hold a long or short position in such securities. In the past two years, LionTree has not received any compensation for services provided to Pandora, excluding compensation paid or to be paid to LionTree pursuant to its engagement in connection with the transactions as described in the preceding paragraph.”

Additional Information

In addition to the Supplemental Disclosures provided above, Pandora is providing the following additional information concerning certain other relationships that its stockholders might be interested in when considering whether to vote for the proposal to adopt the Merger Agreement.

Mr. Hirschhorn had previous connections from more than a decade ago to a company called Sling Media Inc. (“Sling”), in which John C. Malone, who has a significant ownership in Liberty Media, through Liberty Media, was one of the initial seed investors. Mr. Hirschhorn was president of Sling from 2006 to 2009.

Bonus Associated with the Transactions

The disclosure in the section entitled “The Transaction” under the heading “Interests of Pandora’s Directors and Executive Officers in the Transactions” of the Proxy Statement is hereby amended by adding the following subsection on page 85:

“Bonus Associated with the Transactions

On January 17, 2019, the Pandora board of directors approved a $1 million discretionary cash bonus for Roger Lynch, Pandora’s Chief Executive Officer and President, which will be paid upon the closing of the transactions.”

* * *

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication is being made in respect of the proposed merger transaction involving Sirius XM Holdings Inc. (“Sirius”) and Pandora Media, Inc. (“Pandora”). In connection with the proposed merger transaction, Sirius filed a registration statement on Form S-4 with the SEC on October 31, 2018, which includes a proxy statement of Pandora and a prospectus of Sirius and each party will file other documents regarding the proposed transaction with the SEC. The Form S-4, as amended, was declared effective by the SEC on December 20, 2018. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. Before making any voting or investment decision, investors and stockholders of Pandora are urged to carefully read the entire registration statement and proxy statement/prospectus, when they become available, and any other relevant documents filed with the SEC, as well as any amendments or supplements to these documents, because they will contain important information about the proposed transaction. The documents filed by Sirius and Pandora with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, the documents filed by Sirius may be obtained free of charge from Sirius at www.siriusxm.com, and the documents filed by Pandora may be obtained free of charge from Pandora at www.Pandora.com. Alternatively, these documents, when available, can be obtained free of charge from Sirius upon written request to Sirius, 1290 Avenue of the Americas, 11th Floor, New York, New York 10104, Attn: Investor Relations, or by calling (212) 584-5100, or from Pandora upon written request to Pandora, 2100 Franklin Street, Suite 700, Oakland, California 94612 Attn: Investor Relations or by calling (510) 451-4100.

Sirius and Pandora and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Pandora in favor of the approval of the merger. Information regarding Sirius’ directors and executive officers is contained in Sirius’ Annual Report on Form 10-K for the year ended December 31, 2017, its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018, June 30, 2018 and September 30, 2018 and its Proxy Statement on Schedule 14A, dated April 23, 2018, which are filed with the SEC. Information regarding Pandora’s directors and executive officers is contained in Pandora’s Annual Report on Form 10-K for the year ended December 31, 2017, its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018, June 30, 2018 and September 30, 2018 and its Proxy Statement on Schedule 14A, dated April 10, 2018, which are filed with the SEC. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the registration statement and the proxy statement/prospectus when they become available. Free copies of these documents may be obtained as described in the preceding paragraph.

FORWARD-LOOKING STATEMENTS

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “believe,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

In addition to factors previously disclosed in Sirius’ and Pandora’s reports filed with the SEC and those identified elsewhere in this communication, the following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: ability to meet the closing conditions to the merger, including the approval of Pandora’s stockholders on the expected terms and schedule; delay in closing the merger; failure to realize the expected benefits from the proposed transaction; risks related to disruption of management time from ongoing business operations due to the proposed transaction; Sirius’ or Pandora’s substantial competition, which is likely to increase over time; Sirius’ or Pandora’s ability to retain subscribers or increase the number of subscribers is uncertain; Sirius’ or Pandora’s ability to profitably attract and retain subscribers; failing to protect the security of the personal information about Sirius’ or Pandora’s customers; interference to Sirius’ or Pandora’s service from wireless operations; Sirius and Pandora engage in substantial marketing efforts and the continued effectiveness of those efforts are an important part of Sirius’ and Pandora’s business; consumer protection laws and their enforcement; Sirius’ or Pandora’s failure to realize benefits of acquisitions or other strategic initiatives; unfavorable outcomes of pending or future litigation; the market for music rights, which is changing and subject to uncertainties; Sirius’ dependence upon the auto industry; general economic conditions; existing or future government laws and regulations could harm Sirius’ or Pandora’s business; failure of Sirius’ satellites would significantly damage its business; the interruption or failure of Sirius’ or Pandora’s information technology and communications systems; rapid technological and industry changes; failure of third parties to perform; Sirius’ failure to comply with FCC requirements; modifications to Sirius’ or Pandora’s business plan; Sirius’ or Pandora’s indebtedness; Sirius’ studios, terrestrial repeater networks, satellite uplink facilities or Sirius’ or Pandora’s other ground facilities could be damaged by natural catastrophes or terrorist activities; Sirius’ principal stockholder has significant influence over its affairs and over actions requiring stockholder approval and its interests may differ from interests of other holders of Sirius’ common stock; Sirius is a “controlled company” within the meaning of the NASDAQ listing rules; impairment of Sirius’ or Pandora’s business by third-party intellectual property rights; changes to Sirius’ dividend policies which could occur at any time; and risks related to the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures. The information set forth herein speaks only as of the date hereof, and Sirius and Pandora disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PANDORA MEDIA, INC.

Dated: January 18, 2019	By:	/s/ Stephen Bené
Stephen Bené
General Counsel and Corporate Secretary